Exhibit 99.2

Note:

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

April 17, 2023

Company Name	Shin Nippon Biomedical Laboratories, Ltd.
Representative	Representative Chairman, President & CEO Ryoichi Nagata
Listing	TSE PRIME : ticker code 2395
Inquiries	Managing Executive Officer, Senior Director, Corporate Communications, Toshiyuki Iwata
TEL	+81 3 5565 6216

SNBL Enters into Definitive Agreement to Acquire Satsuma Pharmaceuticals

Shin Nippon Biomedical Laboratories, Ltd. (TSE Prime: 2395, Chairman and President: Ryoichi Nagata, M.D., Ph.D., “SNBL” or “Company”) resolved at its board of directors meeting held on April 16, 2023 (Japan Time) amongst members not required to recuse themselves from deliberations and voting, to enter into a definitive agreement for SNBL to commence a tender offer for all outstanding shares of common stock of Satsuma Pharmaceuticals, Inc. (Nasdaq: STSA, President and CEO, John Kollins, “Satsuma”), for a price of $0.91 per share in cash plus one non-tradeable CVR per share (the “Transaction”). The board of directors of Satsuma not required to recuse themselves from deliberations and voting has resolved to approve the terms of the definitive agreement and recommend that Satsuma stockholders tender their shares to SNBL. As a result of the completion of the Transaction, Satsuma will become a consolidated subsidiary of SNBL.

1.	Purpose of the Transaction, etc.

(1) Purpose of the Transaction

Satsuma is a drug discovery bioventure founded in the US in 2016 and listed on the US Nasdaq market in September 2019. Satsuma has been developing STS101, a migraine drug based on SNBL’s proprietary intranasal delivery platform technology, and has completed Phase III clinical trials and submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (“FDA”) in March 2023. With the acquisition of Satsuma, SNBL will acquire exclusive worldwide rights to develop, manufacture and commercialize STS101, thereby strengthening the fundamental technology in SNBL’s translational research (TR) business.

(2) Matters related to the Transaction

After completion of the Transaction, Satsuma will become a wholly-owned consolidated subsidiary of SNBL.

2.	Transaction overview

Promptly after successful completion of the tender offer, and subject to certain conditions set forth below, SNBL23 Merger Sub, Inc., a subsidiary of SNBL established for the purpose of this acquisition, will be merged into Satsuma, with Satsuma remaining as the surviving entity. Any remaining shares of common stock of Satsuma that were not tendered in the tender offer will be cancelled and converted into the right to receive the same consideration payable in the tender offer.

(1)	Tender offeror	SNBL23 Merger Sub, Inc.

(2)	Headquarters	Delaware, United States

(3)	Business description	Special purpose company established for this acquisition

(4)	Capitalization	US$ 1.00

(5)	Target company	Satsuma Pharmaceuticals, Inc.

(6)	Class of shares to be acquired	Common stock

(7)	Tender offer price

US$ 0.91 per share in cash plus one non-tradeable CVR per share

*   The tender offer price was determined based on negotiations with Satsuma, after considering Satsuma’s assets and possible synergies with SNBL, with reference to expert advice on the potential value of the pipeline owned by Satsuma.

(8)	Aggregate tender offer price	Approximately $30.2 million (estimate)

(9)	Payment method	Cash ** Funded from existing cash. SNBL does not plan to fund from capital markets

(10)	Period of tender offer

From April, 2023 to May, 2023 (plan)

***  The initial period of the tender offer is scheduled to commence within 15 business days following execution of the definitive agreement with Satsuma, and will end 20 business days after commencement. If a situation arises whereby the conditions of the tender offer are not satisfied, the period of the tender offer may be extended, in accordance with the terms of the definitive agreement

(11)	Conditions of tender offer	Consummation of the Transaction is subject to certain closing conditions set forth in the definitive agreement, including the tender of a majority of Satsuma’s outstanding shares of common stock and a minimum cash condition.

(12)	Others	Upon consummation of the Transaction, shareholders of Satsuma will be granted a non-tradeable contingent value right (CVR) entitling them to receive up to $192.5 million in total in the event where Satsuma’s STS101 is approved by the FDA and commercialized, and SNBL achieves cumulative financial return objectives of up to $500 million.

3.	Change in ownership before and after acquisition

Ownership of Satsuma shares owned by SNBL before acquisition	8.4%
Ownership of Satsuma shares after Transaction	100	%*

*	In the event that SNBL is able to purchase 100% of Satsuma’s shares through the tender offer.

4.	Overview of Satsuma Pharmaceuticals

(1)	Company name	Satsuma Pharmaceuticals, Inc.

(2)	Headquarters	400 Oyster Point Boulevard, Suite 221, South San Francisco, CA 94080, USA

(3)	Representative	John Kollins, President and Chief Executive Officer

(4)	Business description	Development of intranasal therapeutic product for the acute treatment of migraine

(5)	Year of establishment	2016

(6)	Major shareholders and percentage of shared held as of December 31, 2022

BML Capital Management, LLC

RA Capital Management, L.P.

Shin Nippon Biomedical Laboratories, LTD

New Enterprise Associates, Inc.

The Vanguard Group, Inc.

Lumira Ventures

Driehaus Capital Management, LLC

Geode Capital Management, LLC

John Kollins

Two Sigma Investments, L.P.

19.4% 17.9% 8.4% 7.5% 2.8% 2.7% 2.5% 1.2% 0.9% 0.9%

(7)	Relationship between SNBL
	Capital relationship	SNBL owns 8.4% of Satsuma ordinary shares
	Personnel relationship	Ken Takanashi, Executive Vice President of SNBL, also serves as a board member of Satsuma
	Transactional relationship	SNBL has licensed its proprietary intranasal drug delivery technology to Satsuma (the application is limited to dihydroergotamine, an intranasal migraine drug).
	Related parties’ transaction	Not applicable

(8)	Satsuma’s operating results and financial conditions for the last three years*1) (US$ in thousands except for net loss per share)

Accounting period	Fiscal year ended December 31, 2020	Fiscal year ended December 31, 2021	Fiscal year ended December 31, 2022
Total assets	81,033	109,832	54,939
Revenue*2)	—	—	—
Operating profit	(48,328)	(51,166)	(70,947)
Net loss	(47,563)	(51,172)	(70,055)
Comprehensive loss	(47,551)	(51,243)	(70,043)
Net loss per share (US$)	(2.73)	(1.75)	(2.19)
R&D expenses*3)	36,270	37,635	44,092
Cash, cash equivalents and marketable securities	68,236	95,770	52,481

*1)	From Satsuma’s Form 10-K filed with the U.S. Securities and Exchange Commission (SEC).
*2)	As Satsuma is a bioventure which needs upfront investment in research and development, there are no revenues recorded for the past three years as shown in this table.
*3)	Satsuma has conducted Phase 3 clinical studies in the US for STS101 and in March 2023 submitted a new drug application (NDA) to the U.S. Food and Drug Administration (FDA).

5.	Future outlook

The impact of the acquisition and the tender offer on SNBL’s consolidated financial results for the fiscal year ending March 31, 2024 is currently under review.

Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding the potential consummation of an acquisition, which involve a number of risks and uncertainties, including the satisfaction of closing conditions for the acquisition; the possibility that the transaction will not be completed; and the impact of general economic, industry, market or political conditions. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions (or the negative of such terms) are intended to identify forward-looking statements. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results and the timing of events may differ materially from the results and/or timing discussed in the forward-looking statements, and readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date of this communication, and SNBL does not undertake any obligation to update any forward-looking statement except as required by law.

Additional Information and Where to Find It

The tender offer for the outstanding shares of common stock of Satsuma has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Satsuma common stock, nor is it a substitute for the tender offer materials that SNBL and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, SNBL will file a Tender Offer Statement on Schedule TO (“Tender Offer Statement”) with the SEC, and thereafter Satsuma will file a solicitation/recommendation statement on Schedule 14D-9 (“Schedule 14D-9 Solicitation Statement”) with respect to the tender offer. Both the Tender Offer Statement and the Schedule 14D-9 Solicitation Statement will be mailed to Satsuma’s stockholders free of charge. A free copy of the Tender Offer Statement and the Schedule 14D-9 Solicitation Statement will also be made available to all stockholders of Satsuma by contacting Satsuma at info@satsumarx.com or by phone at (650) 410-3200. In addition, the Tender Offer Statement, the related letter of transmittal and certain other tender offer documents and the Schedule 14D-9 Solicitation Statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Satsuma files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are also available to the public for free at the SEC’s website. In addition, the Schedule 14D-9 Solicitation Statement and the other documents filed by Satsuma with the SEC are available to all stockholders of Satsuma free of charge at http://investors.Satsumarx.com.

SATSUMA’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 SOLICITATION STATEMENT CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF SATSUMA’S COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

END